                                                                      EXHIBIT 15

November 2, 2005

Tenneco Inc.
500 North Field Drive
Lake Forest, IL 60045

    We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Tenneco Inc. and consolidated subsidiaries for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 2, 2005; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in Registration Statement Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249, 333-27281, 333-41537, 333-48777,
333-76261, 333-33442, 333-33934, 333-58056, 333-101973 and 333-113705 on Form
S-8, and Registration Statement No. 333-24291 on Form S-3.

    We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Chicago, Illinois